Sub-Item 77O
                                                       Rule 10f-3 Transactions




                 DREYFUS PREMIER STATE MUNICIPAL BOND FUND -
                             PENNSYLVANIA SERIES

On November 21, 2002, Dreyfus Premier State Municipal Bond Fund, Pennsylvania Series (the "Fund") purchased, at par value, $5 million in Municipal Revenue Bonds, Pennsylvania HSG FIN AGY - Single Family Mortgage - B, 10/1/20, 5.1% (the "Bonds"). The Bonds were purchased from UBS PaineWebber Inc., the underwriting syndicate dealer effecting the transaction. The following is a list of the syndicate's members:

                                Commerce Bank
                         Legg Mason Wood Walker, Inc.
                        Mellon Financial Markets, LLC
                              RBC Daine Rauscher
                            UBS Painewebber, Inc.

The commission received by the principal underwriters listed above, with the exception of Mellon Financial Markets, LLC, was 5/8 pts. per bond. Mellon
Financial Markets, LLC, an affiliate of the Fund, received no benefit in connection with the transaction.

      Accompanying this statement are materials presented to the Fund's Board of Trustees, which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on January 15, 2003.